Exhibit 10.2

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT is dated as of [—], 2014, by and among Exelis Inc., an Indiana corporation (“Exelis”), Vectrus, Inc., an Indiana corporation (“Vectrus” and, together with Exelis, the “Parties”, and each individually, a “Party”), Exelis Systems Corporation, a Delaware corporation (“Systems”) (solely for the purposes of Section 4.5(b) and (c)) and Exelis Holdings Inc., a Delaware corporation (“Holdings”) (solely for the purposes of Section 4.5(c)).

WHEREAS, as of the date hereof, Exelis is the common parent of an affiliated group of domestic corporations within the meaning of Section 1504(a) of the Code (the “Affiliated Group”), and the members of the Affiliated Group have heretofore joined in filing consolidated federal Income Tax Returns;

WHEREAS, Exelis, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the Exelis Retained Business and the Vectrus Business;

WHEREAS, the Board of Directors of Exelis (the “Board”) has determined that it is appropriate, desirable and in the best interests of Exelis, its shareholders and its other constituents, to separate Exelis into two separate, publicly traded companies, one for each of (i) the Exelis Retained Business, which shall be owned and conducted, directly or indirectly, by Exelis and (ii) the Vectrus Business, which shall be owned and conducted, directly or indirectly, by Vectrus;

WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of Exelis and its shareholders and other constituents (i) to undertake the Plan of Separation and (ii) for Exelis to distribute on the Distribution Date to holders of record of shares of its common stock, par value $.01 per share (the “Exelis Common Stock”), as of the Distribution Record Date, on a pro rata basis (in each case without consideration being paid by such shareholders) all of the outstanding shares of common stock, par value $.01 per share, of Vectrus (the “Vectrus Common Stock”) owned by Exelis on the basis of [—] ([—]) share[s] of Vectrus Common Stock for each [—] ([—]) outstanding share[s] of Exelis Common Stock (the “External Distribution”).

WHEREAS, it is the intention of the Parties that the contribution of all of the issued and outstanding shares of the common stock of Systems to Vectrus prior to the External Distribution, together with the External Distribution, qualify as a reorganization within the meaning of Section 368(a)(1)(D) and 355 of the Code;

WHEREAS, it is the intention of the Parties, Systems and Holdings that the contribution of all of the membership interests of TARS and proceeds from the Financing Arrangements to Holdings prior to the distribution of all of the issued and outstanding common stock of Holdings to Exelis (the “Internal Distribution”), together with the Internal Distribution, qualify as a reorganization within the meaning of Section 368(a)(1)(D) and 355 of the Code;

WHEREAS, as a result of the Distributions, the Parties desire to enter into this Tax Matters Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of and indemnification for Taxes (including Taxes with respect to the Distributions and related transactions as contemplated in the Distribution Agreement and the other Ancillary Agreements), entitlement to refunds of Taxes, and the prosecution and defense of any Tax controversies; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS

SECTION 1.1. General. Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” is defined in the Distribution Agreement.

“Affiliated Group” is defined in the preamble hereof.

“Afghani Taxes” means any Taxes imposed by the Islamic Republic of Afghanistan, including, any state, municipality, political subdivision or governmental agency thereof or therein.

“Agreement” means this Tax Matters Agreement.

“Breaching Party” is defined in Section 4.3.

“Business Day” or “Business Days” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by law to be closed in New York City or Virginia.

“Closing of the Books Method” means the apportionment of items between portions of a taxable period based on a closing of the books and records on the Distribution Date (as if the Distribution Date was the end of the taxable period).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consolidated Return” means any Income Tax Return filed pursuant to Section 1502 of the Code, or any comparable combined, consolidated, or unitary group Income Tax Return filed under state or local Tax law with respect to which Exelis or any Exelis Subsidiary is the parent entity.

“Distribution” or “Distributions” means the External Distribution and the Internal Distribution, individually or collectively.

“Distribution Agreement” means the Distribution Agreement, dated as of [•], 2014, between Exelis and Vectrus.

“Distribution Date” means the Business Day on which the External Distribution is effected.

“Effective Time” is defined in the Distribution Agreement.

“Exelis” is defined in the preamble hereof.

“Exelis Common Stock” is defined in the preamble hereof.

“Exelis Retained Business” is defined in the Distribution Agreement.

“Exelis Subsidiary” means any Subsidiary of Exelis other than Vectrus or any Vectrus Subsidiary.

“External Distribution” is defined in the preamble hereof.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition.

“Force Majeure” is defined in the Distribution Agreement.

“Included Party” is defined in Section 3.3(c).

“Income Tax” means any income, franchise or similar Taxes imposed on (or measured by) net income or net profits.

“Income Tax Returns” means all Tax Returns relating to Income Taxes.

“Indemnified Liability” means any liability subject to indemnification pursuant to Section 4.3.

“IRS” means the United States Internal Revenue Service.

“Internal Distribution” is defined in the Distribution Agreement.

“ITT Tax Matters Agreement” means the Tax Matters Agreement by and among ITT Corporation, an Indiana corporation, Xylem Inc., an Indiana corporation, and Exelis , dated as of October 25, 2011.

“Knowledge Party” is defined in Section 4.4.

“LIBOR” is defined in the Distribution Agreement.

“Losses” has the meaning ascribed to the term “Indemnifiable Losses” in the Distribution Agreement.

“Non-Breaching Party” is defined in Section 4.3.

“Opinion” means the opinion delivered by Simpson Thacher & Bartlett LLP pursuant to Section 4.4(c) of the Distribution Agreement.

“Party” is defined in the preamble hereof.

“Payment Period” is defined in Section 2.4(d).

“Preparing Party” is defined in Section 3.3(c).

“Proceeding” means any audit, examination or other proceeding brought by a Taxing Authority with respect to Taxes.

“Prohibited Acts” is defined in Section 4.2.

“Pro-Rated Method” means the apportionment of items between portions of a taxable period based on the number of days in such taxable period on or before the Distribution Date in comparison to the number of days in such taxable period after the Distribution Date (i.e., without regard to when any items are realized within such taxable period).

“Requesting Party” is defined in Section 4.2.

“Restricted Period” means the two-year period commencing on the Distribution Date.

“Separation Taxes” is defined in Section 2.1(b).

“SGRS Distribution Agreement” means the Amended and Restated Distribution Agreement, effective as of August 24, 2012, by and between Systems and Exelis (including any predecessor to such agreement).

“Shared Taxes” is defined in Section 2.1(a).

“Sharing Percentage” means (i) eight-two percent (82%) in the case of Exelis and (ii) eighteen percent (18%) in the case of Vectrus.

“Subsidiary” is defined in the Distribution Agreement.

“Stub Taxable Period” is defined in Section 3.3(b).

“TARS” means Exelis Tethered Radar LLC, a Delaware limited liability company.

“Tax” or “Taxes” means (i) all taxes, charges, fees, imposts, levies or other assessments imposed by a Taxing Authority, including all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever and (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto. Whenever the term “Tax” or “Taxes” is used it shall include penalties, fines, additions to tax and interest thereon.

“Taxing Authority” means any governmental authority (whether United States or non-United States, and including, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax.

“Tax Package” is defined in Section 3.3(c).

“Tax Returns” means all reports or returns (including information returns and amended returns) required to be filed or that may be filed for any period with any Taxing Authority in connection with any Tax or Taxes (whether domestic or foreign).

“Tax Sharing Agreement” is defined in Section 5.6.

“Vectrus” is defined in the preamble hereof.

“Vectrus Business” is defined in the Distribution Agreement.

“Vectrus Common Stock” is defined in the preamble hereof.

“Vectrus Subsidiary” means (i) any Subsidiary of Vectrus after the Distribution Date and (ii) any Subsidiary of Vectrus before the Distribution Date the successor of which is described in (i) above.

SECTION 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II. ALLOCATION OF TAX LIABILITIES

SECTION 2.1. Payment of Taxes.

(a) Taxes Upon Filing and Adjusted Taxes. The Party responsible for the preparation of a Tax Return pursuant to Sections 3.1 and 3.2 shall pay to the relevant Taxing Authority all Taxes due or payable in connection with such Tax Return (including any amounts relating to adjustments to such Tax Return) and shall be entitled to any refunds (including, for the avoidance of doubt, any similar credit or offset against Taxes) in connection therewith; provided, however, with respect to any Income Tax Return (other than a Consolidated Return or any Tax Return in respect of Afghani Taxes) of Vectrus or any Vectrus Subsidiary for (i) any taxable period that ends on or before the Distribution Date, Exelis shall be liable for, and shall be entitled to any refunds of, Income Taxes (including any amounts relating to adjustments to such Income Tax Return) relating to such taxable period and (ii) any taxable period that begins before and includes but does not end on the Distribution Date, Exelis shall be liable for, and shall be entitled to any refunds of, Income Taxes (including any amounts relating to adjustments to such Income Tax Return) relating to the portion of the taxable period ending on the Distribution Date and Vectrus shall be liable for, and shall be entitled to any refunds of, Income Taxes relating to the portion of the taxable period beginning after the Distribution Date. Notwithstanding the foregoing, Exelis shall be liable for Taxes (other than Income Taxes) for which Exelis or any Exelis Subsidiary is responsible under applicable law, and Vectrus shall be liable for Taxes (other than Income Taxes) for which Vectrus or any Vectrus Subsidiary is responsible under applicable law; provided, however, that Exelis shall be responsible for any Taxes (other than Income Taxes) arising with respect to the assets transferred to TARS for any taxable period (or portion thereof) that begins on or after October 1, 2013 and any contracts transferred to Exelis pursuant to the SGRS Distribution Agreement. Notwithstanding the foregoing, the Parties shall be responsible for any Income Taxes (other than Separation Taxes) for (a) any taxable period that ends on or before the Distribution Date and (b) for the portion of the taxable period ending on the Distribution Date of any taxable period that begins before and includes but does not end on the Distribution Date, in each case for (x) for all Income Tax Returns (including any adjustments thereto) filed pursuant to Section 3.1 of Exelis, Vectrus, any Exelis Subsidiary or any Vectrus Subsidiary and (y) for all Income Tax Returns (including any adjustments thereto) (other than a Consolidated Return) of Vectrus or any Vectrus Subsidiary, in each case other than any Income Taxes arising as a result of any deferred intercompany item (or any similar item under state, local or foreign Tax law) resulting from the transactions undertaken pursuant to the SGRS Distribution Agreement being taken into account in connection with the Distributions pursuant to Section 1502 of the Code and the regulations promulgated thereunder (or any similar provision of state, local or foreign Tax law) or any estimated Income Tax payments in respect of the quarterly period ended September 30, 2014 or Income Tax payments due with respect to any initial extension of any Income Tax Return for any taxable period that ends on the Distribution Date or December 31, 2014 (collectively, “Shared Taxes”), in accordance with their respective Sharing Percentages if (and to the extent) Exelis would be responsible hereunder for an amount of such Shared Taxes in excess of $3,300,000; provided, however, that Income Taxes shall not be considered Shared Taxes to the extent Exelis or any Exelis Subsidiary is indemnified for such Income Taxes under any Tax Sharing Agreement. Any refunds of Shared Taxes that are received by Exelis or any Exelis Subsidiary (or otherwise paid over to Exelis pursuant to this Section 2.1(a)) shall be treated as reducing the amount of Shared Taxes for which Exelis has been responsible hereunder (but only to the extent that Exelis or any Exelis Subsidiary is entitled to retain such refund). If any Shared Taxes have been shared by the Parties in accordance with their Sharing Percentages, the Party that receives any refund of Shared Taxes shall make payments to the other Party in accordance with their respective Sharing Percentages to reflect the prior liability, if any, for Shared Taxes. For the purposes of this Section 2.1(a), (i) Taxes imposed on a periodic basis (such as real or personal property Taxes) shall be apportioned between the two portions of a taxable period in accordance with the Pro-Rated Method and (ii) Taxes not described in clause (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property) shall be apportioned between the two portions of a taxable period in accordance with the Closing of the Books Method.

(b) Separation Taxes. Notwithstanding anything in this Section 2.1 to the contrary, and except as provided in Article IV, Exelis shall be liable for, and shall be entitled to any refunds of, any Taxes for a taxable period that begins before the Distribution Date that are (i) imposed or incurred as a result of any Distribution failing to qualify as a reorganization within the meaning of Section 368(a)(1)(D) and Section 355 of the Code (or any similar provision of state, local or foreign Tax law), (ii) imposed or incurred as a result of the stock of Vectrus distributed in the External Distribution or the stock of Exelis Holdings distributed in the Internal Distribution failing to be treated as qualified property pursuant to Section 355(d) or Section 355(e) of the Code (or any similar provision of state, local or foreign Tax law) and (iii) imposed or incurred as a result of Exelis or Systems otherwise recognizing any gain for Income Tax purposes in connection with any Distribution (other than as a result of any deferred intercompany item (or any similar item under state, local or foreign Tax law) generated by transactions other than any Distribution or the Plan of Separation being taken into account in connection with the Distributions pursuant to Section 1502 of the Code and the regulations promulgated thereunder (or any similar provision of state, local or foreign Tax law)) (collectively, “Separation Taxes”).

SECTION 2.2. Indemnity.

(a) Subject to Article IV, Exelis shall indemnify Vectrus and its Affiliates from all liability for Taxes for which Exelis is responsible pursuant to Section 2.1 and any related Losses.

(b) Subject to Article IV, Vectrus shall indemnify Exelis and its Affiliates from all liability for Taxes for which Vectrus is responsible pursuant to Section 2.1 and any related Losses.

(c) Unless otherwise agreed in writing, the indemnifying Party shall pay to the indemnified Party the amount required to be paid pursuant to Section 2.2(a) or (b) above within thirty (30) days of being notified of the amount due by the indemnified Party. The notice by the indemnified Party requesting such payment shall be accompanied by the calculations and other information used to determine the indemnifying Party’s obligations hereunder. Such payment shall be paid by the indemnifying Party to the indemnified Party by wire transfer of immediately available funds to an account designated by the indemnified Party by written notice to the indemnifying Party prior to the due date of such payment.

SECTION 2.3. Contests.

(a) Subject to Article IV, the right to control the conduct of any Proceeding shall belong to the Party responsible, pursuant to Sections 3.1 and 3.2, for the preparation of the Tax Return to which such Proceeding relates. If the Party not controlling a Proceeding could have an indemnification obligation for an adjustment to Tax pursuant to such Proceeding, such Party shall be entitled to participate in (but not control) such Proceeding at its own cost and expense; provided, however, that if Vectrus controls the Proceeding, it shall not settle such Proceeding in a manner that would result in an indemnity payment from Exelis under this Agreement without the consent of Exelis (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that if Vectrus controls such Proceeding it may settle such Proceeding without the consent of Exelis so long as Vectrus waives its indemnification rights hereunder in respect of such Proceeding.

(b) After the Distribution Date, each Party shall promptly notify the other Party in writing upon receipt of written notice of the commencement of any Proceeding or of any demand or claim upon it, which, if determined adversely, would be grounds for indemnification from such other Party pursuant to Section 2.2; provided that failure to provide notice pursuant to this sentence shall not relieve any Party of its obligations pursuant to this Agreement except to the extent such Party is actually prejudiced as a result thereof. Each Party shall, on a timely basis, keep the other Party informed of all developments in the Proceeding and provide such other Party with copies of all pleadings, briefs, orders, and other correspondence pertaining thereto.

SECTION 2.4. Treatment of Payments; After Tax Basis.

(a) Unless otherwise required by a Final Determination, this Agreement or as otherwise agreed to between the Parties, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 2.4(d)) by: (i) Vectrus to Exelis shall be treated for all Tax purposes as a distribution by Vectrus to Exelis with respect to the stock of Vectrus occurring immediately before the External Distribution; or (ii) Exelis to Vectrus shall be treated for all Tax purposes as a tax-free contribution by Exelis to Vectrus with respect to its stock occurring after Vectrus is directly owned by Exelis and immediately before the External Distribution; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its commercially reasonable efforts to contest such challenge.

(b) If the receipt or accrual of any payment pursuant to this Agreement (other than payments of interest pursuant to Section 2.4(d)) results in taxable income to the indemnified Party or any of its Affiliates, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the indemnified Party and its Affiliates shall have realized the same net amount they would have realized had the payment not resulted in taxable income.

(c) To the extent that any liability for Taxes or Losses that is subject to indemnification under this Agreement gives rise to a deduction, credit or other Tax benefit to the indemnified Party or any of its Affiliates, the amount of any payment made under this Agreement shall be decreased by taking into account any actual reduction in Taxes (determined on a with and without basis) of the indemnified Party or any of its Affiliates resulting from such Tax benefit (including as a result of any election set forth in Section 4.5). If (i) such actual reduction in Taxes of the indemnified Party or its Affiliate occurs in a taxable period following the period in which the indemnification payment is made or (ii) any adjustment to the liability for Taxes for which one Party or any Affiliates is responsible hereunder gives rise to a deduction, credit or other Tax benefit (including as a result of any election set forth in Section 4.5) to the other Party or any of its Affiliates, the indemnified Party (or, in the case of (ii), the other Party) shall on an annual basis pay the indemnifying Party (or, in the case of (ii), the responsible Party) the amount of the actual reduction in Taxes (determined on a with and without basis); provided, however, that no such payment shall be required if the actual reduction in Taxes for the relevant year and any unpaid reduction in Taxes for all prior years is less than $50,000.

(d) Payments made pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within thirty (30) days after demand for payment is made

(the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a rate of simple interest per annum equal to LIBOR. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

ARTICLE III. PREPARATION AND FILING OF TAX RETURNS

SECTION 3.1. Exelis’s Responsibility for the Preparation and Filing of Tax Returns.

(a) Exelis shall prepare or cause to be prepared (i) all Consolidated Returns, (ii) all other Tax Returns that it or any Exelis Subsidiary is legally obligated to file after the Distribution Date according to the laws of the relevant taxing jurisdiction and (iii) all Income Tax Returns of Exelis, Vectrus, any Exelis Subsidiary or any Vectrus Subsidiary for taxable periods ending on or before the Distribution Date (other than any Income Tax Returns of Vectrus or any Vectrus Subsidiary in respect of Afghani Taxes). Exelis shall file or cause to be filed all such Tax Returns (other than any Tax Returns for which it or an Exelis Subsidiary is not legally obligated to file after the Distribution Date) with the appropriate Taxing Authority.

(b) To the extent that Vectrus or any Vectrus Subsidiary is included in any Consolidated Return for a taxable period that includes the Distribution Date, Exelis shall include in such Consolidated Return the results of Vectrus and the Vectrus Subsidiaries on the basis of the Closing of the Books Method consistent with Treas. Reg. Section 1.1502-76(b)(2)(i).

SECTION 3.2. Vectrus’s Responsibility for the Preparation and Filing of Tax Returns. Subject to Section 3.1(a)(iii) and Section 3.3(a), Vectrus shall prepare or cause to be prepared all Tax Returns that it or any Vectrus Subsidiary is legally obligated to file after the Distribution Date according to the laws of the relevant taxing jurisdiction and any Tax Returns of Vectrus or any Vectrus Subsidiary in respect Afghani Taxes. Vectrus shall file or cause to be filed all such Tax Returns (and any other Tax Returns for which it or an Vectrus Subsidiary is legally obligated to file after the Distribution Date) with the appropriate Taxing Authority.

SECTION 3.3. Manner of Preparation.

(a) Notwithstanding Section 3.2 of this Agreement, Exelis shall have the right to review and comment with respect to items on any Tax Returns prepared by Vectrus if and to the extent such items directly relate to Taxes for which Exelis would be liable under Section 2.1, such comment not to be unreasonably rejected. Vectrus shall deliver to Exelis any such Tax Returns forty-five (45) days prior to the date on which they are required to be filed and Exelis shall respond with any comments on such returns within twenty (20) days of receipt. In the event the Parties are unable to agree on any items included in such Tax Returns, any disputed issues shall be submitted to an independent accounting firm for a final binding resolution, the cost of which shall be shared equally by the Parties.

(b) To the extent permitted by law, any taxable period of Vectrus or any Vectrus Subsidiary for any state, local or foreign Income Tax purposes that would otherwise include but not end on the Distribution Date shall be bifurcated into two separate taxable periods, one ending on the Distribution Date and the other beginning on the day following the Distribution Date (each a “Stub Taxable Period”), and a separate Income Tax Return for each Stub Taxable Period shall be prepared and filed by the Party responsible for such preparation and filing pursuant to Sections 3.1 and 3.2.

(c) To the extent any Tax Return required to be prepared by Exelis pursuant to Section 3.1 contains items relating to the Vectrus Business or any Tax Return required to by prepared by Vectrus pursuant to Section 3.2 contains items relating to the Exelis Retained Business, the Party not responsible for preparing such Tax Return (the “Included Party”) shall, at its own cost and expense, prepare and deliver to the Party responsible for preparing such Tax Return (the “Preparing Party”) a true and correct accounting of all relevant Tax items (in a form reasonably requested by the Preparing Party) relating to the Included Party (or any of its Subsidiaries) for the taxable period covered by such Tax Return (a “Tax Package”) within thirty (30) days following the written request of the Preparing Party or such shorter period as may be necessary for timely filing of such Tax Return. In the event an Included Party does not fulfill its obligations pursuant to this Section 3.3(c), the Preparing Party shall be entitled to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such Tax Return, and the Included Party shall reimburse the Preparing Party for any out-of-pocket expenses incurred in the preparation of such information.

(d) All Tax Returns for taxable periods (or portions thereof) beginning before the Distribution Date that are required to be filed after the Distribution Date that could give rise to an indemnity obligation pursuant to Section 2.2 shall be prepared in a manner consistent with past practices (e.g., accounting methods and accelerating deductions through bonus depreciation or otherwise) and the preparing Party shall, at the other Party’s request, share any such Tax Return with such other Party after the filing thereof.

(e) All Income Tax Returns filed on or after the Distribution Date shall be prepared in a manner that is consistent with the Opinion, or any rulings obtained from other Taxing Authorities in connection with the Distributions (in the absence of a Final Determination to the contrary) and shall be filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing pursuant to Sections 3.1 and 3.2. In the absence of a Final Determination to the contrary or a change in law, all Income Tax Returns of Vectrus and its Subsidiaries for taxable periods beginning before the Distribution Date shall be prepared consistent with the Tax Returns of the Affiliated Group. Exelis shall deliver the information set forth on Schedule 3.3(e) that is reasonably necessary for Vectrus and its Subsidiaries to comply with its financial reporting obligations to Vectrus within forty five (45) days after the Distribution Date.

(f) Except to the extent required by a Final Determination, Vectrus and any Vectrus Subsidiary shall not amend any Income Tax Return relating to a taxable period (or portion thereof) ending on or before to the Distribution Date without the written consent of Exelis (which consent may be withheld in its sole discretion).

SECTION 3.4. Costs and Expenses of Preparation. Subject to Section 3.3(c), the Party responsible for preparing any Tax Return under Sections 3.1 or 3.2 shall be responsible for the costs and expenses associated with preparing such Tax Returns.

SECTION 3.5. Carrybacks. To the extent permitted by law, Vectrus and any Vectrus Subsidiaries shall elect to forego a carryback of any net operating losses, capital losses or credits for any taxable period ending after the Distribution Date to a taxable period, or portion thereof, ending on or before the Distribution Date. Notwithstanding anything herein to the contrary, Vectrus and any Vectrus Subsidiaries shall not have any right to receive the benefit of any carryback of Tax attributes created in a taxable period beginning after the Distribution Date into a Consolidated Return.

SECTION 3.5. Retention of Records; Access.

(a) Exelis and Vectrus shall, and shall cause each of their Subsidiaries to, retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by Exelis or Vectrus hereunder and for any Proceeding relating to such Tax Returns or to any Taxes payable by Exelis or Vectrus hereunder.

(b) Exelis and Vectrus shall, and shall cause each of their Subsidiaries to, provide reasonable access to (i) all records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by Exelis or Vectrus and for any Proceeding relating to such Tax Returns or to any Taxes payable by Exelis or Vectrus and (ii) its personnel and premises, for the purpose of the preparation, review or audit of such Tax Returns, or in connection with any Proceeding, as reasonably requested by either Exelis or Vectrus.

(c) The obligations set forth above in Sections 3.5(a) and 3.5(b) shall continue until the longer of (i) the time of a Final Determination or (ii) expiration of all applicable statutes of limitations, to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

SECTION 3.6. Confidentiality; Ownership of Information; Privileged Information. The provisions of Article VIII of the Distribution Agreement relating to confidentiality of information, ownership of information, privileged information and related matters shall apply with equal force to any records and information prepared and/or shared by and among the Parties in carrying out the intent of this Agreement.

ARTICLE IV. DISTRIBUTIONS AND RELATED TAX MATTERS

Notwithstanding anything herein to the contrary, the provisions of this Article IV shall govern all matters among the parties hereto related to an Indemnified Liability.

SECTION 4.1. Compliance with the Opinion. Exelis and Vectrus hereby confirm and agree to comply with (and cause their respective Subsidiaries to comply with) any and all covenants, agreements and representations in the Opinion applicable to Exelis and Vectrus (or their respective Subsidiaries), respectively.

SECTION 4.2. Opinion Requirement for Major Transactions Undertaken by Vectrus During the Restricted Period. Other than pursuant to the transactions contemplated by the Distribution Agreement, Vectrus agrees that during the Restricted Period it shall not (and shall not cause or permit Systems to) (i) merge or consolidate with or into any other entity, (ii) liquidate or partially liquidate (within the meaning of such terms as defined in Section 346 and Section 302, respectively, of the Code), (iii) sell or transfer (a) all or substantially all of its assets (within the meaning of Rev. Proc. 77-37, 1977-2 C.B. 568) in a single transaction or series of related transactions, or sell or transfer any portion of its assets that would violate the “continuity of business enterprise” requirement of Treas. Reg. Section 1.368-1(d) or (b) 35 percent or more of its assets (or those of its Subsidiaries), (iv) redeem or otherwise repurchase any of its capital stock other than pursuant to open market stock repurchase programs meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, (v) cease the active conduct of its trade or business within the meaning of Section 355(b) of the Code or the active conduct of the Vectrus Business, (vi) enter into any negotiations, agreements or arrangements with respect to transactions or events (including any transactions described in Sections 4.2(i)-(iv) (and, for this purpose, including any redemptions made pursuant to open market stock repurchase programs), stock issuances (pursuant to the exercise of options or otherwise), option grants, capital contributions or acquisitions, entering into any partnership or joint venture arrangements, or a series of such transactions or events, but excluding any Distribution) that may cause any Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly stock of Vectrus or Systems representing a “35-

percent or greater interest” (i.e., stock possessing at least 35 percent of the total combined voting power of all classes of stock entitled to vote or at least 35 percent of the total value of shares of all classes of stock, as such terms are used in Section 355(d)(4) of the Code), or (vii) take any other action (or series of actions), or permit any Subsidiary to take any such action (or series of actions), where the taking of such action (or series of actions) could reasonably be expected to cause any Distribution to fail to qualify under Section 355 of the Code or cause the stock of Vectrus or Systems distributed in any Distribution to fail to be treated as qualified property pursuant to Section 355(e) of the Code (the acts listed in (i)-(vii) collectively, the “Prohibited Acts”). Notwithstanding the foregoing, Vectrus (and Systems, if applicable) (the “Requesting Party”) may take any of the Prohibited Acts, subject to Section 4.3, if (x) the Requesting Party first obtains (at its expense) an opinion in form and substance reasonably acceptable to Exelis of a nationally recognized law firm or a “big four” accounting firm reasonably acceptable to Exelis, which opinion may be based on usual and customary factual representations (reasonably acceptable to Exelis) or (y) at the Requesting Party’s request, Exelis (at the expense of the Requesting Party) obtains a ruling from the IRS, that such Prohibited Act or Prohibited Acts, and any transaction related thereto, will not (a) affect (i) any of the conclusions set forth in the Opinion, (ii) the qualification of any Distribution as a reorganization within the meaning of Section 368(a)(1)(D) and Section 355 of the Code (or any similar provision of state, local or foreign Tax law), (ii) imposed or incurred as a result of the stock of Vectrus distributed in the External Distribution or the stock of Exelis Holdings distributed in the Internal Distribution failing to be treated as qualified property pursuant to Section 355(d) or Section 355(e) of the Code (or any similar provision of state, local or foreign Tax law) and (iii) the nonrecognition of gain to Exelis in the External Distribution and the Plan of Separation and Systems in the Internal Distribution and the Plan of Separation, or (b) cause the stock of Vectrus distributed in the External Distribution or the stock of Holdings distributed in the Internal Distribution to fail to be treated as qualified property pursuant to Sections 355(d) or 355(e) of the Code (or any similar provision of state, local or foreign Tax law). Vectrus (and Systems, if applicable) may also take any of the Prohibited Acts, subject to Section 4.3, with the consent of the other Party in its sole and absolute discretion. During the Restricted Period, a Party shall provide all information reasonably requested by the other Party relating to any transaction involving an acquisition (directly or indirectly) of the stock of Exelis, Holdings, Vectrus or Systems within the meaning of Section 355(e) of the Code.

SECTION 4.3. Indemnification for Distribution Taxes. If, after the External Distribution, a Party or any of its Affiliates takes any action or enters into any agreement to take any action, including any of the Prohibited Acts as defined in Section 4.2 of this Agreement, or if there is a breach by any Party of Section 4.1 hereof, or if there is any direct or indirect acquisition of a Party’s stock (or, in the case of Exelis, Holdings’s stock, or, in the case of Vectrus, Systems’s stock), and as a result any Separation Taxes are imposed or incurred, then such Party (the “Breaching Party”) shall indemnify and hold harmless the other Party (the “Non-Breaching Party”) and any of its Affiliates against any such Separation Taxes (and any related Losses) imposed upon or incurred by the Non-Breaching Party or any of its Affiliates (and any Separation Taxes of Exelis shareholders to the extent the Non-Breaching Party or any of its Affiliates is liable with respect to such Separation Taxes, whether to a Taxing Authority, to a shareholder or to any other person) as a result, unless such Separation Taxes would, in any event, have been imposed upon or incurred by the Non-Breaching Party or any or its Affiliates without regard to such actions, breaches or events, as determined at such time. The Non-Breaching Party and any of its Affiliates shall be indemnified and held harmless under this Section 4.3 without regard to whether an opinion pertaining to the action pursuant to Section 4.2 was obtained, and without regard to whether the Non-Breaching Party gave its consent to such action pursuant to Section 4.2 or otherwise.

SECTION 4.4. Procedural Matters.

(a) Notice. If either Vectrus or Exelis (or any of their Affiliates) receives any written notice of deficiency, claim or adjustment or any other written communication from a Taxing Authority that may result in an Indemnified Liability, the Party receiving (or whose Affiliate has received) such notice or communication shall promptly give written notice thereof to the other Party, provided that any delay in such notification shall not relieve the indemnifying Party of any liability to the other Party hereunder except to the extent the indemnifying Party is materially and adversely prejudiced by such delay. Vectrus and Exelis (and any of their Affiliates) undertake and agree that from and after such time as any Party obtains knowledge that any representative of a Taxing Authority has begun to investigate or inquire into any Distribution (whether or not such investigation or inquiry is a formal or informal investigation or inquiry), such Party (the “Knowledge Party”), shall (i) notify the other Party thereof, provided that any delay by any Knowledge Party in so notifying the other Party shall not relieve such other Party of any liability hereunder, except to the extent such other Party is materially and adversely prejudiced by such delay, (ii) consult with the other Party from time to time as to the conduct of such investigation or inquiry, (iii) provide the other Party with copies of all correspondence between the Knowledge Party or its representatives and such Taxing Authority or any representative thereof pertaining to such investigation or inquiry, and (iv) cooperate with the other Party to permit a representative (reasonably satisfactory to the Knowledge Party) of the other Party to be present at, and participate in (but not control), all meetings with such Taxing Authority or any representative thereof pertaining to such investigation or inquiry, provided, that any costs relating to the other Party’s representation at such meetings shall be borne by such Party.

(b) Tax Proceedings Controlled by Exelis. With respect to any Proceeding that may result in an Indemnified Liability with respect to which Vectrus would be entitled to indemnification from Exelis, Exelis shall be entitled to direct and control the defense or settlement of such Proceeding at its own expense.

(c) Tax Proceedings Controlled by Vectrus. With respect to any Proceeding that may result in an Indemnified Liability with respect to which Exelis would be entitled to indemnification from Vectrus, Vectrus shall be entitled to direct and control the defense or settlement of such Proceeding at its own expense; provided that Vectrus shall not settle such Proceeding without the prior written consent of Exelis (not to be unreasonably withheld, conditioned or delayed). Vectrus undertakes and agrees to (i) consult with Exelis from time to time as to the conduct of any such Proceeding over which it exercises direction and control, (iii) provide Exelis with copies of all correspondence between Vectrus or its representatives and such Taxing Authority or any representative thereof pertaining to such Proceeding, and (iv) cooperate with Exelis to permit a representative (reasonably satisfactory to Vectrus) of Exelis to be present at, and participate in (but not control), all meetings with such Taxing Authority or any representative thereof pertaining to such Proceeding, provided, that any costs relating to Exelis’s representation at such meetings shall be borne by Exelis.

(d) Time and Manner of Payment. Unless otherwise agreed in writing, Exelis or Vectrus, as the case may be, shall pay to the other Party the amount with respect to an Indemnified Liability determined pursuant to a Final Determination (less any amount paid directly by the indemnifying Party to the Taxing Authority) at least two Business Days prior to the date payment of the Indemnified Liability is required to be made to the Taxing Authority. Such payment shall be paid by wire transfer of immediately available funds to an account designated by the indemnified Party by written notice to the indemnifying Party prior to the due date of such payment.

(e) Refund of Amounts. Should a Party or any of its Affiliates receive a refund in respect of an Indemnified Liability or other Taxes for which the other Party was responsible under this Article 4, or should any such amounts that would otherwise be refundable to such Party or any of its Affiliates be applied or credited by the Taxing Authority to obligations of such Party or any of its Affiliates unrelated to an Indemnified Liability, then such Party shall, promptly following receipt (or notification of credit), remit such refund or an amount equal to such credit (including any statutory interest that is included in such refund or credited amount) to the other Party.

(h) Cooperation. Subject to the provisions of Section 3.6, Exelis and Vectrus shall (and shall cause their respective Subsidiaries to) reasonably cooperate with one another in a timely manner in any Proceeding involving any matter that may result in an Indemnified Liability. Exelis and Vectrus agree that such cooperation shall include, without limitation, making available to the other Party, during normal business hours, all books, records and information, officers and employees (without substantial interruption of employment) necessary or useful in connection with any such judicial or administrative Proceeding. The Party requesting or otherwise entitled to any books, records, information, officers or employees pursuant to this Section 4.4(h) shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees.

SECTION 4.5. Protective Section 336(e) Elections.

(a) For Vectrus. Exelis and Vectrus shall make a protective election under Section 336(e) of the Code (and any similar election under state or local law) with respect to the External Distribution in accordance with Treas. Reg. Section 1.336-2(h) and (j) (and any applicable provisions under state and local law) and shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures (including filing or amending any Tax Returns to implement an election that becomes effective). This Section 4.5(a) is intended to constitute a binding, written agreement to make an election under Section 336(e) of the Code with respect to the External Distribution.

(b) For Systems. In connection with the elections set forth in Section 4.5(a), Vectrus and Systems shall make a protective election under Section 336(e) of the Code (and any similar election under state or local law) with respect to Systems in accordance with Treas. Reg. Section 1.336-2(h) and (j) (and any applicable provisions under state and local law), and Exelis, Vectrus and Systems shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures (including filing or amending any Tax Returns to implement an election that becomes effective). This Section 4.5(b) is intended to constitute a binding, written agreement to make an election under Section 336(e) of the Code with respect to Systems.

(c) For Holdings. Systems and Holdings shall make a protective election under Section 336(e) of the Code (and any similar election under state or local law) with respect to Holdings in accordance with Treas. Reg. Section 1.336-2(h) and (j) (and any applicable provisions under state and local law), and Exelis, Systems and Holdings shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures (including filing or amending any Tax Returns to implement an election that becomes effective). This Section 4.5(c) is intended to constitute a binding, written agreement to make an election under Section 336(e) of the Code with respect to Holdings. If an election under Section 336(e) of the Code is unavailable to Systems and Holdings in connection with the Internal Distribution, Exelis and Vectrus shall (and shall cause their Affiliates to) cooperate in making an effective election under Section 338(h)(10) of the Code (and any similar election under state or local law) with respect to the Internal Distribution and cooperate with respect to any related filings or procedures (including having Exelis and Systems file an election under Section 338(h)(10) of the Code under the relief provisions of Treas. Reg. Sections 301.9100-1, et. seq. and filing or amending any Tax Returns to implement an election that becomes effective).

ARTICLE V. MISCELLANEOUS

SECTION 5.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be made and delivered in conformity with Section 11.6 of the Distribution Agreement.

SECTION 5.2. Amendment and Waiver. This Agreement may be terminated, modified or amended at any time prior to the Effective Time by and in the sole discretion of Exelis without the approval of Vectrus or the shareholders of Exelis. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Exelis, Vectrus and Systems. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

SECTION 5.3. Entire Agreement. This Agreement shall constitute the entire agreement between the Parties (which, for purposes of this Article V, shall include Systems and Holdings) with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

SECTION 5.4. Assignment; Successors and Assigns. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement. No assignment permitted by this Section 5.4 shall release the assigning Party from liability for the full performance of its obligations under this Agreement. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns

SECTION 5.5. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.6. Tax Sharing Agreements. Any benefit or liability resulting from any Tax sharing, indemnification or similar agreements, written or unwritten, including but not limited to the ITT Tax Matters Agreement, as between any of the Parties or their respective Subsidiaries, on the one hand, and any other Party or its respective Subsidiaries, on the other hand (other than this Agreement or in any other Ancillary Agreement) (“Tax Sharing Agreements”), shall remain the benefit or liability of such Party or its respective Subsidiary; provided, however, that the Party responsible under this Agreement for any Taxes shall be responsible for any related liability in respect of such Taxes under any Tax Sharing Agreement, and be entitled to any related benefit in respect of such Taxes under any Tax Sharing Agreement. No Party shall be entitled to indemnification under this Agreement in respect of Taxes to the extent such Party or one of its Subsidiaries is indemnified under any Tax Sharing Agreement, and the Parties shall (and shall cause their Subsidiaries to) use commercially reasonable efforts to pursue any indemnification rights under any Tax Sharing Agreement if such indemnification would reduce the other Party’s responsibility for such Taxes under this Agreement.

SECTION 5.7. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws, but not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York; provided that the Indiana Business Corporation Law, including the provisions thereof governing the fiduciary duties of directors of a Indiana corporation, shall govern, as applicable, the internal affairs of Exelis and Vectrus, as the case may be. Subject to the provisions of Article IX of the Distribution Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Fairfax County Circuit Court and any appeals courts thereof or (b) the United States District Court for the Eastern District of Virginia and any appeals courts thereof (the courts referred to in clauses (a) and (b), the “Virginia Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article IX of the Distribution Agreement or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Virginia Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.6 of the Distribution Agreement shall be effective service of process for any action, suit or proceeding in the Virginia Courts with respect to any matters to which it has submitted to jurisdiction in this Section 5.7. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Virginia Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 5.8. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.8.

SECTION 5.9. Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

SECTION 5.10. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

SECTION 5.11. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

SECTION 5.12. Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

SECTION 5.13. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

SECTION 5.14. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

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IN WITNESS WHEREOF, the Parties, Systems (solely with respect to Section 4.5(b) and (c)) and Holdings (solely with respect to Section 4.5(c)), have caused this Agreement to be duly executed as of the day and year first above written.

EXELIS INC.

By:
Name:
Title:

VECTRUS, INC.

By:
Name:
Title:

EXELIS SYSTEMS CORPORATION

By:
Name:
Title:

EXELIS HOLDINGS INC.

By:
Name:
Title:

Schedule 3.3(e)

Information with regard to the following book tax differences that give rise to deferred tax liabilities, deferred tax assets and taxes payable information:

Contract Losses

Partnership Income / (Losses)

Unrealized Foreign Exchange Gains (Losses)

Compensation Accruals

Inventory Reserves

Contingency Reserves

Restructuring Reserves

State Income Taxes

Unbilled Retainages, Receivables & Deferred Revenue

Accrued Sub-Contractor Costs

Change in accounting methods

Fixed Assets

Intangible assets

Environmental Reserves

Accrued Award Fees

Stock based compensation

Taxes payable / receivable balances

Estimates as necessary